Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Magellan Health, Inc.:

Form	Registration Number	Date Filed
S-8	333-196497	6/03/2014
S-8	333-174315	5/18/2011
S-8	333-174314	5/18/2011
S-8	333-151059	5/21/2008
S-8	333-141056	3/05/2007
S-8	333-134202	5/17/2006
S-8	333-134201	5/17/2006
S-8	333-134199	5/17/2006
S-8	333-123222	3/09/2005

of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of Magellan Health, Inc. and the effectiveness of internal control over financial reporting of Magellan Health, Inc. included in this Annual Report (Form 10-K) of Magellan Health, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 26, 2015